UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☒  Definitive Additional Materials
☐  Soliciting Material under Rule 14a-12

GENCO SHIPPING & TRADING LIMITED
(Name of Registrant as Specified in Its Charter)

__________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
    (1)  Title of each class of securities to which transaction applies:
_____________________________________________________________
    (2)  Aggregate number of securities to which transaction applies:
_____________________________________________________________
    (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
_____________________________________________________________
    (4)  Proposed maximum aggregate value of transaction:
_____________________________________________________________
    (5)  Total fee paid:
_____________________________________________________________
☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:
_____________________________________________________________
    (2)  Form, Schedule or Registration Statement No.:
_____________________________________________________________
    (3)  Filing Party:
_____________________________________________________________
    (4)  Date Filed:
_____________________________________________________________

Genco Shipping & Trading Limited (“Genco”) is disclosing the following information to supplement the text in its proxy statement filed with the Securities and Exchange Commission on March 29, 2010 under the heading “Certain Relationships and Related Transactions”:

In April 2010, an independent committee of the Board of Directors of Genco agreed in principle that Genco would provide technical services for a group of nine drybulk vessels which a company managed by an affiliate of Peter C. Georgiopoulos has agreed to buy.  These services will include oversight of crew management, insurance, drydocking, ship operations and financial statement preparation.  They will not include chartering services.  The services will be provided for a fee of $750 per ship per day plus reimbursement of out-of-pocket costs and will be provided for an initial term of one year.  The recipient company will have the right to cancel provision of services on 60 days’ notice with payment of a one-year termination fee or without fee upon a Genco change of control.  Genco may terminate provision of the services at any time on 60 days’ notice.  Mr. Georgiopoulos is a minority investor, and affiliates of Oaktree Capital Management, L.P., of which Stephen A. Kaplan is a principal, are majority investors in the recipient company.  The purchase of these vessels was reviewed by an independent committee of Genco’s Board of Directors, which declined to pursue the transaction on behalf of Genco.  Neither Mr. Georgiopoulos nor Mr. Kaplan participated in the committee review. The arrangement is subject to definitive documentation.